Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made by and between David L. Gaines (“Employee” or “you”) and Park Sterling Bank (the “Bank”). You and the Bank may be referred to collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, Employee and the Bank are parties to an Employment Agreement dated July 29, 2010 under which Employee is employed by Park Sterling Bank as its Chief Financial Officer;

WHEREAS, Employee has elected to end his employment with and separate from the Bank effective March 31, 2016 (“Separation Date”);

WHEREAS, the Bank wishes to recognize Employee’s years of loyal service to the Bank by providing certain benefits to Employee upon his separation that it was not otherwise required to provide;

WHEREAS, Employee and the Bank enter into this Agreement to supplant and replace the Employment Agreement dated July 29, 2010 as well as any and all other agreements between the Parties,

NOW, THEREFORE, for good and valuable consideration, Employee and the Bank hereby agree as follows:

1.     Severance Benefits. In consideration for Employee's promises herein, the Bank will provide Employee with the following severance benefits:

a.	Severance pay equivalent to the base salary that Employee would have earned from the day following his Separation Date through and including August 15, 2016.

b.	An amount representing what Employee would have received for 2015 bonus compensation had he remained in the employ of the Bank, determined as follows:

When the Chief Executive Officer’s 2015 bonus is determined, Bank shall compare the Chief Executive Officer’s 2015 bonus to his 2014 bonus to determine the baseline percentage. Employee’s 2014 bonus will then be multiplied by the baseline percentage to determine Employee’s 2015 bonus amount. For example, if the following numbers were accurate:

2014 CEO Bonus = $100,000

2015 CEO Bonus = $120,000

2014 Employee Bonus = $80,000

Then Employee’s 2015 bonus would be $80,000 x 120% = $96,000

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c.	The following unvested shares granted to Employee under Restricted Stock Awards shall immediately vest as of the date this Agreement is fully executed by the parties:

●	117,810 unvested shares granted on or about February 24, 2011
●	4,327 unvested shares granted on or about March 26, 2013
●	5,000 unvested shares granted on or about May 22, 2014
●	5,133 unvested shares granted on or about May 1, 2015

All amounts payable to Employee under Section 1(a) and (b) shall be referred to collectively as the “Severance Pay.” The Severance Pay shall be paid in a single lump sum six months following Employee’s Separation Date. The Severance Pay shall be subject to withholdings and deductions as required or allowed by law.

2.     Employee’s Release of Claims.      In consideration for the promises made by Bank in this Agreement, Employee, for himself, his heirs, executors, administrators, agents, beneficiaries, trustees, legal representatives and assigns, hereby releases, waives and forever discharges any and all claims, counterclaims, actions, causes of action, complaints, charges, grievances, demands, allegations, promises, agreements, covenants, or liabilities of any kind with or against the Bank, its health or welfare benefit plans, affiliates, subsidiaries, parent companies, fiduciaries, heirs, executors, administrators, beneficiaries, trustees, legal representatives, predecessors, successors or assigns, and their respective owners, officers, directors, trustees, employees, representatives and agents (collectively, the “Released Parties”), of whatever kind or nature, legal or equitable, whether based upon or derived from written or oral contract or from any local, state or federal statute or the common law of any jurisdiction, which he has or has ever had, whether known or unknown, including but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act (ADA), as amended, or the Employee Retirement Income Security Act of 1974 (ERISA), and all claims arising out of or in any way related to the relationship(s) between Employee and any of the Released Parties or the termination thereof to the fullest extent permitted by law. Employee acknowledges and agrees that upon payment of the amounts referenced in Section 1 of this Agreement, the Bank shall have fully and completely satisfied any and all obligations owed to him as a matter of law, contract, or otherwise.

3.     Bank’s Release of Claims. In consideration for the promises made by Employee in this Agreement, the Bank and any other person or entity (including, but not limited to, any parent, child or sibling company of Bank) claiming through the Bank hereby releases, waives and forever discharges any and all claims, counterclaims, actions, causes of action, complaints, charges, grievances, demands, allegations, promises, agreements, covenants, or liabilities of any kind with or against the Employee, of whatever kind or nature, legal or equitable, whether based upon or derived from written or oral contract or from any local, state or federal statute or the common law of any jurisdiction, which it has or has ever had, whether known or unknown, including but not limited to, any and all claims arising out of or in any way related to the relationship(s) between Employee and the Bank or the termination thereof to the fullest extent permitted by law. Provided however, that this release shall not release or otherwise affect or limit any claims, liabilities, actions or damages based upon, resulting from, or arising out of actions or conduct by Employee or any other person as an employee, officer or agent of Bank which were criminal or fraudulent. The Bank acknowledges and agrees that upon execution of this Agreement and performance of promises therein, the Employee shall have fully and completely satisfied any and all obligations owed to it as a matter of law, contract, or otherwise.

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4.     Maintaining Confidentiality of Information. Employee acknowledges that during his employment with the Bank, Employee had access to “Confidential Information” (as defined below) of the Bank. Employee expressly agrees that he will not, following termination of Employee’s employment with the Bank, use or disclose any Confidential Information (or allow to be revealed or disclosed any Confidential Information) to any person, firm, partnership, trust, corporation or other entity outside Company, except as may be required by law.

Definition of Confidential Information. As used in this Agreement, “Confidential Information” means data or information, whether constituting a trade secret or not, which Employee learned as a result of his employment relationship with the Bank and which is of value to the Bank and not generally known to persons or entities outside of the Bank, including but not limited to the following as it relates to the Bank or any customers or clients of the Bank: (i) historical sales information about customers, customers business procedures or processes, and any other information which Employee learned about Bank’s current and potential customers through Employee’s employment with the Bank; (ii) client, vendor, and distributor lists, data, and information; (iii) purchasing and materials information; (iv) training manuals, policies and procedures; (v) information about the financial aspects of Bank’s business including, without limitation, costs, profits, budgets, projections, forecasts, financial statements, fees and prices, pricing policies, quoting procedures, sales, financial projections, and other financial information; (vi) information about potential acquisition or merger targets; (vii) business opportunities for new or developing businesses for the Bank, and business and marketing plans, techniques, and strategies of the Bank (including plans for new products or services); (viii) private personnel information (such as social security numbers, compensation information and medical information); (ix) any information received by the Bank from third parties in confidence (or subject to non-disclosure or similar covenants); (x) the terms and conditions of negotiations or confidential contracts between the Bank and third parties; (xi) any documents, designs, files or other information marked “Confidential.” Employee expressly acknowledges and agrees that the information described in this Section 3 is the Bank’s unique and valuable confidential information and that unauthorized use of disclosure of such information would cause damage to the Bank.

In the event that the Employee is required by law to disclose any Confidential Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel (whose reasonable fees and expenses shall be paid by the Bank) that such disclosure is required by law and then only after prior written notice is given to the Bank when the Employee is aware that such disclosure has been requested and is required by law. This Section 4 shall survive for a period of two (2) years with respect to Confidential Information for so long as permitted by applicable law with respect to trade secrets.

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5.     Mutual Nondisparagement. For a period of two (2) years following the Separation Date, Employee shall not make any statements that could reasonably be perceived as disparaging of the Bank or any of the Bank’s affiliates, officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. For a period of two (2) years following the Separation Date, the Bank’s, officers and directors shall not make any statements that could reasonably be perceived as disparaging of the Employee.

6.     Non-solicitation of Employees. For twelve (12) months after the cessation of employment with the Bank, Employee will not recruit, or attempt to recruit, or hire, directly or by assisting others, any other employee of the Bank with whom he had contact, or about whom he learned confidential information, during Employee’s last twenty-four (24) months of employment with the Bank.

7.      Return of Bank Property. Employee has returned or promises to return to the Bank within one week of the Separation Date all Bank property, including (if applicable) all keys, access cards, as well as Employee’s Bank-issued phone, laptop, all related computer accessories, and any and all other property of Bank (including any Bank documents or documents in whatever form containing Confidential Information) that are or were in his possession as of the Separation Date. Employee covenants not to keep any copies of Bank documents, Confidential Information, keys, or copies of any other Bank property.

8.     Payments Prohibited by Law. In the event that the Severance Pay, or any portion thereof, or any other payment due to Employee hereunder is deemed to be prohibited by any regulatory authority with the ability to regulate Bank, then the payment obligations of the Bank deemed unlawful shall be null, void, and of no effect.

9.     Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent subject thereto, and, accordingly, this Agreement shall be interpreted and administered to be in Section 409A to the maximum extent possible. Notwithstanding anything herein to the contrary: (i) if at the time of Employee’s termination of employment with the Bank, Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Bank will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s termination of employment with the Bank (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner acceptable to the Bank that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Bank for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Bank within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year. The Bank shall consult with Employee in good faith regarding the implementation of the provisions of this Section 8. Notwithstanding anything in this Section 8 or in this Agreement, Employee shall be solely liable for determining the tax consequences of all or any payments made pursuant to this Agreement and solely responsible for paying all taxes deemed to be owed to any federal, state, local or local taxing authority, including but not limited to any accelerated or additional tax deemed to be due and owing under Section 409A. Employee acknowledges and agrees that he is not relying on any representations by the Bank or its agents or attorneys regarding the taxability of any payments which have been or shall be made hereunder. Employee agrees to indemnify and hold the Bank harmless against any claims based on or related to any additional or accelerated tax on any payment made hereunder and/or a failure to withhold from such payments FICA or federal, state or local income taxes which Employee is hereafter determined to owe.

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10.     No Interference With Certain Legal Rights. Nothing in this Agreement is intended to (a) prohibit Employee from communicating fully and freely with any government agency or government official acting in his/her official capacity, or (b) interfere in any way with Employee’s non-waivable legal rights, including his right to file a charge or participate in an investigation with the EEOC, a state or local agency comparable to the EEOC, the National Labor Relations Board, or any other government agency charged with enforcement of any applicable law. Moreover, should Employee choose to file such a charge or participate in such an investigation, no action Employee takes that is directly related to prosecuting or participating in any such charge shall be considered a breach of this Agreement. Employee acknowledges and understands, however, that he is agreeing to waive his right to recover monetary damages in any such charge or complaint, whether brought by Employee or by someone else on Employee’s behalf.

11.     Controlling Law and Venue for Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of North Carolina as they are applied to contracts made and to be wholly performed in that state, regardless of the choice of law rules or principles of any jurisdiction. Any dispute arising out of the terms of this Agreement or arising out of or related to Employee’s employment with Bank or termination thereof shall be resolved solely and exclusively in the state and/or federal courts serving Mecklenburg County, North Carolina. Employee expressly waives any objection to dispute resolution proceedings taking place in Mecklenburg County, North Carolina, including any objections based on lack of personal jurisdiction, improper venue, forum non conveniens or any similar objection.

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12.     Construction.      The language of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either Party, regardless of which Party drafted the Agreement.

13.     Executing this Agreement. If Employee wishes to accept this Agreement, he must sign it and return it to the Chief Executive Officer of Park Sterling Bank on or before 5:00 p.m. on February 5, 2016. If Employee fails to sign and return this Agreement by the deadline set forth in this Section 12, then the offer presented herein is withdrawn and shall be null, void, and of no effect.

14.     Cooperation in Legal Action. Employee agrees that in the event information or assistance is needed from Employee by the Bank to defend or establish any legal claims made by third parties, or to answer inquiries or defend against claims from any federal, state or local government agency with authority over the Bank, Employee will cooperate with the Bank in providing assistance and information. Employee’s assistance and cooperation shall include, but not be limited to, providing informal interviews with the Bank or its representatives (including but not limited to legal counsel); supplying affidavits; appearing at and providing testimony in depositions, hearings, arbitrations, administrative proceedings, and state and federal court trials. Both parties agree to act reasonably and in good faith in scheduling the dates, times and length of time during which Employee will provide assistance and cooperation in litigation.

15.     No Admission; No Waiver.      Employee understands and agrees that Bank admits no liability with respect to any claim, demand or cause of action related to, or arising out of, their relationship or the termination thereof.

16.     Entire Agreement; Severability; Modification; Binding Effect.      This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and no agreements, representations, or statements of any Party not contained herein shall be binding on such Party. The provisions of this Agreement are deemed severable and the invalidity or unenforceability of any provision or part of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect. No provision of this Agreement may be amended by the Parties except in a signed writing that references this Agreement and the provision that the Parties intend to amend. Only the Chief Executive Officer of Park Sterling Bank has the authority to amend this Agreement on behalf of the Bank. This Agreement shall be binding on, and inure to the benefit of, Employee and Bank and their respective heirs, successors and legal representatives.

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17.     Counterparts. This Agreement may be executed in multiple counterparts. In addition, electronically reproduced signatures (via photocopy, fax, scan or similar means) shall be valid in all respects as original signatures.

IN WITNESS WHEREOF, the Bank and Employee have executed this Agreement as follows:

EMPLOYEE:

/s/ David L. Gaines

Date:	February 5, 2016

PARK STERLING BANK

By:	/s/ James C. Cherry

Name:	James C. Cherry

Title:	CEO

Date:	February 5, 2016

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